Exhibit 21.1

Subsidiaries of Burlington Stores, Inc.

Exact Name of Subsidiaries of Registrant as Specified in their Charter	State or Other Jurisdiction of Incorporation or Organization
Burlington Holdings, LLC	Delaware
Burlington Coat Factory Holdings, LLC	Delaware
Burlington Coat Factory Investments Holdings, Inc.	Delaware
Burlington Coat Factory Warehouse Corporation Burlington Merchandising Corporation	Florida Delaware
Burlington Coat Factory of Texas, Inc.	Florida
Burlington Coat Factory of Texas, L.P.	Florida
Burlington Coat Factory of Kentucky, Inc.	Kentucky
Burlington Coat Factory Realty of Edgewater Park, Inc.	New Jersey
Burlington Coat Factory Realty of Pinebrook, Inc.	New Jersey
Burlington Coat Factory Warehouse of Edgewater Park, Inc.	New Jersey
Burlington Coat Factory Warehouse of Edgewater Park Urban Renewal Corp.	New Jersey
Burlington Coat Factory Warehouse of New Jersey, Inc.	New Jersey
BCF Florence Urban Renewal, LLC	New Jersey
Burlington Coat Factory of Puerto Rico, LLC	Puerto Rico
Burlington Coat Factory Warehouse of Baytown, Inc.	Texas
Burlington Coat Factory of Pocono Crossing, LLC Florence Insurance Company, Inc.	Virginia New Jersey
Burlington Distribution Corp.	Delaware
Burlington Stores Charitable Foundation	Delaware
Burlington GA Distribution, LLC	Delaware
Burlington Distribution Ellabell, LLC	Delaware
Burlington Distribution Riverside, LLC	Delaware